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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


Contacts:   Media                         Investors
            Brad Burns                    Scott Hamilton
            (800) 644-NEWS                (877) 624-9266


      WORLDCOM ANNOUNCES INTENTION TO RESTATE 2001 AND

      FIRST QUARTER 2002 FINANCIAL STATEMENTS

CLINTON, Miss., June 25, 2002 - WorldCom, Inc. (Nasdaq: WCOM, MCIT) today announced it intends to restate its financial statements for 2001 and the first quarter of 2002. As a result of an internal audit of the company's capital expenditure accounting, it was determined that certain transfers from line cost expenses to capital accounts during this period were not made in accordance with generally accepted accounting principles (GAAP). The amount of these transfers was $3.055 billion for 2001 and $797 million for first quarter 2002. Without these transfers, the company's reported EBITDA would be reduced to $6.339 billion for 2001 and $1.368 billion for first quarter 2002, and the company would have reported a net loss for 2001 and for the first quarter of 2002.

The company promptly notified its recently engaged external auditors, KPMG LLP, and has asked KPMG to undertake a comprehensive audit of the company's financial statements for 2001 and 2002. The company also notified Andersen LLP, which had audited the company's financial statements for 2001 and reviewed such statements for first quarter 2002, promptly upon discovering these transfers. On June 24, 2002, Andersen advised WorldCom that in light of the inappropriate transfers of line costs, Andersen's audit report on the company's financial statements for 2001 and Andersen's review of the company's financial statements for the first quarter of 2002 could not be relied upon.

The company will issue unaudited financial statements for 2001 and for the first quarter of 2002 as soon as practicable. When an audit is completed, the company will provide new audited financial statements for all required periods. Also, WorldCom is reviewing its financial guidance.

The company has terminated Scott Sullivan as chief financial officer and secretary. The company has accepted the resignation of David Myers as senior vice president and controller.

WorldCom has notified the Securities and Exchange Commission (SEC) of these events. The Audit Committee of the Board of Directors has retained William R. McLucas, of the law firm of Wilmer, Cutler & Pickering, former Chief of the Enforcement Division of the SEC, to conduct an independent investigation of the matter. This evening, WorldCom also notified its lead bank lenders of these events.


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The expected restatement of operating results for 2001 and 2002 is not expected to have an impact on the Company's cash position and will not affect WorldCom's customers or services. WorldCom has no debt maturing during the next two quarters.

"Our senior management team is shocked by these discoveries," said John Sidgmore, appointed WorldCom CEO on April 29, 2002. "We are committed to operating WorldCom in accordance with the highest ethical standards."

"I want to assure our customers and employees that the company remains viable and committed to a long-term future. Our services are in no way affected by this matter, and our dedication to meeting customer needs remains unwavering," added Sidgmore. "I have made a commitment to driving fundamental change at WorldCom, and this matter will not deter the new management team from fulfilling our plans."

ACTIONS TO IMPROVE LIQUIDITY AND OPERATIONAL PERFORMANCE

As Sidgmore previously announced, WorldCom will continue its efforts to restructure the company to better position itself for future growth. These efforts include:

         Cutting capital expenditures significantly in 2002. We intend 2003 capital expenditures will be $2.1 billion on an annual basis.

         Downsizing our workforce by 17,000, beginning this Friday, which is expected to save $900 million on an annual basis. This downsizing is primarily composed of discontinued operations, operations & technology functions, attrition and contractor terminations.

         Selling a series of non-core businesses, including exiting the wireless resale business, which alone will save $700 million annually. The company is also exploring the sale of other wireless assets and certain South American assets. These sales will reduce losses associated with these operations and allow the company to focus on its core businesses.

         Paying Series D, E and F preferred stock dividends in common stock rather than cash, deferring dividends on MCI QUIPS, and discontinuing the MCI tracker dividend, saving approximately $375 million annually.

         Continuing discussions with our bank lenders.

         Creating a new position of Chief Service and Quality Officer to keep an eye focused on our customer services during this restructuring.


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"We intend to create $2 billion a year in cash savings in addition to any cash generated from our business operations," said Sidgmore. "By focusing on these steps, I am convinced WorldCom will emerge a stronger, more competitive player."

ABOUT WORLDCOM, INC.
            WorldCom, Inc. (NASDAQ: WCOM, MCIT) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched THE NEIGHBORHOOD BUILT BY MCI -the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers for one fixed monthly price. Effective as of the close of regular trading on July 12, 2002, WorldCom will eliminate its tracking stock structure and have one class of common stock with the NASDAQ ticker symbol WCOM. For more information, go to http://www.worldcom.com.

                  Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to economic uncertainty; the effects of vigorous competition; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and; our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in WorldCom's filings with the Securities and Exchange Commission.

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